FINAL EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of May 19, 2022, by and between William C. Cobb (“Executive”), and Frontdoor, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company desires to employ Executive as the Chief Executive Officer (“CEO”) of the Company and have Executive continue to serve as a member of the Company’s Board of Directors (the “Board”), and Executive desires to be employed by the Company in such capacities, in each case pursuant to the terms and conditions of this Agreement.

WHEREAS, the Company and Executive intend hereby to set forth the terms and conditions upon which Executive shall be employed in such capacities.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

1. Defined Terms. Any capitalized terms which are not defined within this Agreement are defined in Exhibit A hereto attached.

2. Term. The Company shall employ Executive, and Executive agrees to be employed by the Company in each case, subject to the terms and conditions of this Agreement, for the period commencing on June 1, 2022 (the “Effective Date”) and continuing through and including the earliest of

(a) the effective date of Executive’s termination of employment (the “Date of Termination”), (b) the date of Executive’s death, and (c) the fourth anniversary of the Effective Date (such period, the “Term”); provided that the Term shall automatically be extended by one year effective upon the fourth anniversary of the Effective Date and each anniversary thereafter, until such date as either the Company or Executive shall have terminated such automatic extension provision by giving written notice to the other at least ninety (90) days prior to the end of the initial Term or any extended Term.

3.	Duties.

(a)	Commencing on the Effective Date, continuing during the Term, Executive shall:

(i) have the authorities and responsibilities consistent with his position as the CEO of the Company; (ii) report to the Board; and (iii) so long as Executive serves as CEO of the Company, serve as a member of the Board without additional compensation. At all times as applicable during the Term, the Company shall nominate Executive for election to the Board; provided that upon any termination of Executive’s employment under this Agreement, Executive shall, immediately offer to resign from the Board and any committees thereof effective as of the Date of Termination, and the Board will promptly respond to such offer. During the Term, all employees of the Company and its subsidiaries shall report to Executive or his designee.

(b) Notwithstanding any provision to the contrary herein, Executive will be permitted (in accordance with the Company’s Conflict of Interest Policy) to act or serve as a member of the board of directors of any other business, civic, or charitable company or organization approved by the Company (a “Permitted Company”). The Company also agrees that the Executive may also remain a member of the board of directors of Deluxe Corporation. Further, if at any time during the Term, a Permitted Company becomes a publicly-traded company, Executive shall resign all service relationships with such company, unless the Board otherwise agrees to Executive’s continued service on the board of directors with respect to such company.

4. Obligations of the Company During the Term. The Company shall provide the following to Executive during the Term:

(a) Salary. The Company shall pay Executive a base salary (“Base Salary”) at an annual rate of at least $825,000, payable in accordance with the payroll practices of the Company. Executive’s rate of Base Salary shall be subject to annual review by the Board or the Compensation Committee (defined below) and any possible increase (but not decrease) shall be at the discretion of the Board or the Compensation Committee. Executive’s Base Salary may not be decreased without the written consent of Executive.

(b) Annual Bonus. Executive shall be eligible to participate in the Annual Bonus Plan (or any successor plan) (the “Bonus Plan”) in respect of each fiscal year of the Company on at least the same terms and conditions as other executive officers of the Company; provided that Executive’s annual bonus opportunity payable at achievement of “target” levels shall not be less than 120% of Base Salary (the “Target Bonus”), it being understood that the actual amount payable and the performance metrics, weighting, and thresholds applicable to Executive shall be determined in accordance with the Bonus Plan as adopted and administered by the Compensation Committee of the Board (the “Compensation Committee”); provided, that Executive’s annual bonus in respect of the 2022 performance year will be prorated based on the number of days from the Effective Date through December 31, 2022. Any amount payable pursuant to this Section 4(b), shall be paid when paid to other executive officers of the Company under the Bonus Plan, but in no event later than March 31 of the year following the year in respect of which it was earned.

(c) Benefits. Executive shall be entitled to those employee benefits and perquisites which the Company from time to time generally makes available to its executive officers (“Benefits”) subject to the terms and conditions of such benefit plans or programs. The Benefits shall include, without limitation, medical insurance, dental insurance, life insurance, vision insurance, flexible spending or similar account, annual vacation or paid time off, and such other benefits, as the Board or Compensation Committee may determine from time to time.

(d) Reimbursement of Other Expenses. Executive shall be reimbursed for all proper and reasonable expenses incurred by Executive in the performance of his duties hereunder in accordance with the policies of the Company.

5.	Equity-Based Compensation.

(a)	Restricted Stock Units.

(1) RSU Grant. Effective as of the Effective Date, the Company shall grant Executive a number of restricted stock units (“RSUs”) under the Stock Incentive Plan having a grant date value equal to $500,000 (the “Sign-On RSUs”). The Sign-On RSUs shall vest, subject to Executive’s continued service to the Company, in equal installments on each of the first two anniversaries of the Effective Date, and as otherwise provided in the Stock Incentive Plan and the applicable grant agreement.

(2) Terms and Conditions. The terms and conditions of the Sign-On RSUs (including, but not limited to, the vesting conditions) shall be set forth in a separate Employee Restricted Stock Unit Agreement to be entered into between the Company and Executive and will be subject to the terms and provisions of the Stock Incentive Plan.

(b)	Annual Equity Grants.

(1) 2022 Annual Equity Grant. Effective as of the Effective Date, the Company shall grant Executive awards under the Stock Incentive Plan having a value equal to $3,500,000 in the aggregate (the “2022 Equity Grant”), of which 25% will be in the form of RSUs, 25% will be in the form of performance shares (“PSUs”) and 50% will be in the form of performance-based non-qualified stock options to purchase Common Stock (“Performance Options”). Such RSUs shall vest, subject to Executive’s continued service to the Company, in equal installments on each of the first three anniversaries of the Effective Date, and as otherwise provided in the Stock Incentive Plan and the applicable grant agreement. The PSUs shall be subject to the same terms and conditions as the PSUs awarded to senior management of the Company in March 2022, and as otherwise provided by the Stock Incentive Plan and the applicable grant agreement. The Performance Options shall vest upon the achievement of both the “Service Condition” and “Performance Condition”. The “Service Condition” will be deemed satisfied on the first anniversary of the grant date subject to the Executive’s continuous service with the Company through such date. The “Performance Condition” will be deemed satisfied if, on or prior to the fourth anniversary of the Effective Date, the Company’s Common Stock achieves designated per share price targets based on the volume-weighted average price of the Common Stock over any 20 consecutive trading day period as reflected on the NASDAQ or such other primary stock exchange with which the Common Stock is listed and traded (the “VWAP”). The “Performance Condition” will be deemed satisfied with respect to one-third of the Performance Options upon each of a $35.00 VWAP,

$40.00 VWAP and $45.00 VWAP. The Performance Options shall expire on the tenth anniversary of the grant date, unless terminated earlier pursuant to their terms, and shall be subject to the terms and conditions of the Stock Incentive Plan and the applicable grant agreement.

(2) Terms and Conditions. The terms and conditions of the 2022 Equity Grant (including, but not limited to, the vesting conditions) shall be set forth in a separate Employee Performance Option Agreement and a separate Employee Performance Share Unit Agreement, both to be entered into between the Company and Executive.

(3) Future Annual Equity Grants. Beginning in calendar year 2023 and each subsequent calendar year occurring during the Term, Executive shall be eligible to be considered for annual long-term equity incentive grants, with any such grants to be made at the same time as similarly situated senior executives of the Company and commensurate with Executive’s position, with the amount and form(s) of such annual equity grants to be determined by the Compensation Committee of the Board.

(c) For purposes of all equity awards held by Executive at any time, Executive’s continued service as a member of the Board after Executive ceases to be an employee of the Company shall be deemed continuous service to the Company.

6.	Severance Benefits.

(a) In the event that Executive’s employment hereunder is terminated, and provided that Executive’s service as a member of the Board concurrently terminates, during the period beginning on and including the Effective Date and ending on or prior to the expiration of the Term by the Company without Cause or by Executive for Good Reason, then the Company, subject to Section 6(g), shall pay to Executive, as compensation for services rendered to the Company and its affiliated companies:

(1) Executive’s Base Salary earned through the Date of Termination, to the extent not previously paid; plus

(2) (i) Executive’s annual bonus earned with respect to the fiscal year immediately prior to the fiscal year in which the Date of Termination occurs, to the extent not previously paid, plus (ii) the bonus that Executive would have been paid in respect of the fiscal year in which the Date of Termination occurs had his employment not terminated, prorated for the portion of the fiscal year during which Executive was employed elapsed through the Date of Termination based on actual performance (the “Pro Rata Bonus”); plus

(3) a continued payment of his monthly Base Salary, at the rate in effect immediately prior to the Date of Termination, for twelve (12) months following the Date of Termination; provided that such payment period shall be for twenty-four (24) months following the Date of Termination if the Date of Termination is prior to January 1, 2024 (the “Severance Period”); plus

(4)	a lump sum payment equal to Executive’s Target Bonus; plus

(5) reimbursement of Executive’s expenses pursuant to Section 4(d) and any accrued but unused vacation; plus

(6) if applicable, outstanding and unvested equity awards shall vest in accordance with their applicable terms.

(b) In the event that Executive’s employment hereunder is terminated during the period beginning on and including the Effective Date and ending on or prior to the expiration of the Term (i) by the Company for Cause, (ii) by Executive for any reason other than Good Reason, including by reason of death or Disability, or (iii) by the Company with or without Cause or by Executive for any reason but Executive continues to serve as a member of the Board following the date that Executive ceases to serve as CEO, then the Company shall pay to Executive (or Executive’s executors, legal representatives or administrators in the event of Executive’s death), as compensation for services rendered to the Company and its affiliated companies:

(1) Executive’s Base Salary earned through the Date of Termination or date of death, to the extent not previously paid; plus

(2) in the event Executive’s employment is terminated by reason of death or Disability, (i) Executive’s annual bonus earned with respect to the fiscal year immediately prior to the fiscal year in which the Date of Termination occurs, to the extent not previously paid, plus (ii) a Pro Rata Bonus; plus

(3) reimbursement of Executive’s expenses pursuant to Section 4(d) and any unused but accrued vacation; plus

(4) if applicable, outstanding and unvested equity awards shall vest in accordance with their applicable terms.

(c) Payment. Subject to Section 14, (i) any amount payable pursuant to Section 6(a)(1) or 6(b)(1) above shall be paid in accordance with the payroll practices of the Company;

(ii) any amount payable pursuant to Section 6(a)(2) or 6(b)(2) shall be paid when annual bonuses for the applicable fiscal years are paid to other executive officers of the Company, but in no event later than March 31 of the year following the year in respect of which such bonuses were earned; and (iii) any amount payable pursuant to Section 6(a)(3) shall be paid in equal monthly installments during the one-year period (two-year period if the Date of Termination is prior to January 1, 2024) following the Date of Termination, except that all installments that would have been paid during the first 60 days following the Date of Termination shall be paid on the 60th day following the Date of Termination; and (iv) any amount payable pursuant to Section 6(a)(4) shall be paid no later than 70 days following the Date of Termination. In addition, if on the Date of Termination Executive is a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i) and determined using the identification methodology selected by the Company from time to time, or if none, the default methodology, any or all amounts payable under this Agreement on account of such termination of employment that would (but for this provision) be payable within six months following the Date of Termination, shall instead be paid in a lump sum on the first day of the seventh month following the Date of Termination or, if earlier, upon Executive’s death, except (A) to the extent of amounts that do not constitute a “deferral of compensation” within the meaning of Treasury Regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Treasury Regulation Section 1.409A- 1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury Regulation Section 1.409A 1(a)(5); and (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(d) Continuation of Benefits. In the event Executive is entitled to the severance benefits under Section 6(a), then (i) for twelve (12) months (eighteen (18) months if the Date of Termination is prior to January 1, 2024) following the Date of Termination, subject to Executive’s enrollment for COBRA continuation coverage and payment of the applicable monthly COBRA premium amounts (the “Monthly COBRA Premium Amount”), the Company will cause a monthly reimbursement to be made to Executive such that, after payment of applicable taxes, Executive retains an amount of such reimbursement equal to the employer contribution for active employees for the COBRA coverage so elected as in effect immediately prior to the Date of Termination; and (ii) if by the end of such 18-month period, if the Date of Termination is prior to January 1, 2024, Executive and his covered dependents have not become covered by a plan of a subsequent employer offering the same type of benefits, then, for the shorter of (A) six (6) months and (B) the end of the month in which Executive obtains such coverage from a subsequent employer, the Company will cause Executive to be paid a monthly amount such that, after payment of applicable taxes, Executive retains an amount of such payment equal to 100% of the Monthly COBRA Premium Amount.

(e) Exclusive Severance. Any amount paid pursuant to Section 6(a), 6(b), or 6(d) shall be paid in lieu of any other amount of severance relating to salary continuation or bonus payments or health, welfare and life insurance coverage to be received by Executive upon termination of employment of Executive under any severance plan, policy or arrangement of the Company or its affiliated companies. Notwithstanding the foregoing, in the event that Executive’s employment hereunder is terminated hereunder for any reason, Executive shall be entitled to continuation of Benefits subject to the terms and conditions of such benefit plans or programs for terminated employees.

(f) Equity-Based Compensation. Except as otherwise expressly provided in Sections 5 and 6(a)(6) of this Agreement, each share of Common Stock and all Equity Awards held by Executive on the Date of Termination or date of death shall be subject to the terms and conditions of the applicable Equity Award Agreement and Stock Incentive Plan, including, without limitation, the restriction periods, vesting and forfeiture schedules, and termination provisions.

(g) Release; Compliance with Restrictive Covenants. Notwithstanding anything to the contrary in this Section 6, in the event the Company is obligated to make payments pursuant to Sections 6(a)(3), 6(a)(4), 6(a)(6), and 6(d), it shall be a condition to such payments that: (i), within forty-five (45) days following the Date of Termination, Executive enter into a general release of claims, containing the provisions attached hereto as Exhibit B and such other provisions, if any, as the parties may mutually agree, waiving any and all claims against the Company and its subsidiaries, its parent entities, its affiliates and their respective officers, directors, employees, agents, representatives, stockholders, members and partners relating to this Agreement and to his employment during the term hereof and (ii) Executive materially complies with the covenants set forth in Section 7(a), (b) and (d) during the Severance Period.

(h) Notice of Termination. Executive shall be required to provide the Company with thirty (30) days’ advance written notice, and the Company may provide notice at any time, of the intention to terminate Executive’s employment for any reason, other than a termination by the Company for Cause or termination by Executive with Good Reason, each of which shall be subject to the applicable notice and cure time periods set forth in Exhibit A.

(i) In the event the Company gives Executive notice of non-automatic extension of this Agreement at any time pursuant to Section 2, such termination shall be treated as a termination without Cause immediately prior to the expiration of the Term.

7. Covenants. For good and valuable consideration, including without limitation the grant of Equity Awards and the severance benefits provided for in Section 6 above, the sufficiency of which Executive hereby acknowledges, Executive agrees to the following:

(a) Non-Competition, Non-Solicitation. From and after the Effective Date and through and including the date that is one year after the Date of Termination, Executive shall not do any of the following, directly or indirectly, without the prior written consent of the Board:

(1) directly or indirectly (whether as owner, stockholder, director, officer, employee, principal, agent, consultant, independent contractor, partner or otherwise), in North America or any other geographic area in which the Company or any subsidiary of the Company is then conducting business, own, manage, operate, control, participate in, perform services for, or otherwise carry on, a business similar to or competitive with a business conducted by the Company or any subsidiary of the Company (a “Competitive Enterprise”), provided that the foregoing shall not prohibit (x) Executive’s passive ownership of less than 1% of any class of voting securities of a publicly held company which would otherwise be prohibited under this Section 7(a)(1) or (y) Executive’s providing services to either (A) a separate division or operating unit of a multi-divisional Competitive Enterprise if such division or operating unit is not competitive with the business conducted by the Company or any subsidiary of the Company or (B) a Competitive Enterprise where the revenues derived from the divisions or operating units that, if standing alone, would be a Competitive Enterprise (I) account in the aggregate for less than 20% of the aggregate consolidated revenue of the entire Competitive Enterprise (or, if applicable, the portion of the Competitive Enterprise for which Executive is responsible (including, for the avoidance of doubt, subsidiary entities)) and (II) on a business unit by business unit basis are 35% or less than the revenue of the corresponding business unit of the Company (except that, for purpose of the clause (II), any Company business unit that accounts for 10% or less of the aggregate consolidated revenue of the Company shall be disregarded), in the case of each of (I) and (II) for the fiscal year prior to Executive’s commencement of employment therewith; or

(2) other than in the good faith performance of Executive’s duties to the Company, directly or indirectly attempt to induce any employee of the Company or any subsidiary or parent of the Company to terminate his or her employment with the Company or any subsidiary or parent of the Company for any purpose whatsoever, or attempt directly or indirectly, in connection with any business to which Section 7(a)(1) applies, to solicit the trade or business of any current or prospective customer, supplier or partner of the Company or any subsidiary or parent of the Company; provided, that this Section 7(a)(2) shall not be violated by (i) general advertising or solicitation not specifically targeted at the Company related persons or entities or (ii) Executive serving as a reference, upon request.

(b) Confidentiality; Work Product. Executive agrees that, during Executive’s employment with the Company and its subsidiaries and thereafter, other than in the good faith performance of his duties to the Company and its subsidiaries, Executive will not disclose confidential or proprietary information, or trade secrets, related to any business of the Company or its subsidiaries, including without limitation, and whether or not such information is specifically designated as confidential or proprietary: all business plans and marketing strategies; information concerning existing and prospective markets, suppliers and customers; financial information; information concerning the development of new products and services; and technical and non-technical data related to software programs, design, specifications, compilations, inventions, improvements, patent applications, studies, research, methods, devices, prototypes, processes, procedures and techniques. Notwithstanding the foregoing, Executive may disclose confidential information to the extent required by law, regulation or order of a regulatory body, in each case so long as Executive gives the Company written notice of the disclosure as soon as practicable under the circumstances to enable the Company to seek a protective order, confidential treatment or other appropriate relief (except that notice to the Company need not be given during any period that such disclosure is prohibited by applicable law). Executive’s obligations under this Section are indefinite in term. Executive hereby assigns, transfers and releases, without royalty or any other consideration except as expressly set forth herein, all worldwide right, title and interest Executive may have or acquire (including copyright and “moral rights”) in and to all work product, inventions, discoveries, know-how, processes, data and other items (“Materials”) resulting from Executive’s services under this Agreement. To the extent any Materials are not assignable, Executive waives, disclaims and agrees that Executive will not enforce against the Company any rights Executive may have to such Materials.

(c) Non-Disparagement. At all times during the Term and for one (1) year thereafter, Executive agrees that Executive will refrain from making public statements, written or oral, which criticize, disparage or defame the business, goodwill or reputation of the Company (including its products and services), its directors, officers, executives, subsidiaries, parent entities, and/or employees or making statements which could adversely affect the morale of other employees. At all times during the Term and for one (1) year thereafter, the Company agrees that its active members of the Board and active named executive officers (each as in effect from time to time) will refrain from making public statements, written or oral, which criticize, disparage or defame Executive. Nothing in this Agreement, however, shall be construed to prevent Executive or the Company (including any of its representatives) from providing truthful testimony or information in response to any valid subpoena, court order, the request of any government agency or as otherwise required by law (including in connection with any whistleblower laws), from rebutting false or misleading statements about the party by others or making normal competitive- type statements not in violation of Section 7(a) above. There shall be no third-party beneficiaries of this Section 7(c), other than applicable subsidiaries of the Company.

(d) Cooperation. During and after Executive’s employment, Executive shall reasonably cooperate with the Company with respect to any matter (including without limitation any investigation, governmental proceeding and litigation, including the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its affiliates) that relates to events or occurrences that transpired while Executive was employed by the Company. Executive’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive’s employment, Executive also shall reasonably cooperate with the Company or its affiliates in connection with any investigation or review of any Federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations pursuant to this Section 7(d).

8. Reimbursement of Executive Expenses. The Company shall reimburse Executive for reasonable legal fees incurred related to this Agreement, not to exceed $20,000 in the aggregate. Such reimbursement shall be made within thirty (30) days after Executive provides an invoice for such services to the Company (which invoice shall be provided within sixty (60) days following the Effective Date), but in any event no later than March 31 of the year following the year in which the fees are incurred.

9. Indemnification. Effective as of the Effective Date, the Company and Executive shall enter into an indemnification agreement in the form attached as Exhibit C. During the Term and thereafter, the Company shall indemnify Executive with respect to his services to the Company and its subsidiaries as an officer and director, including as a fiduciary of Company benefit plans, at levels not less than as provided in the Bylaws of the Company in effect on the Effective Date. In addition, (i) Executive shall both during the Term and thereafter be covered by directors and officers liability insurance to the same extent that such coverage is then maintained for officers or directors of the Company in active service, and (ii) any “tail” policy providing directors and officers liability coverage that covers a period of service in which Executive is or was in active service with the Company and/or any of its subsidiaries shall cover such service.

10. Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by the Company and its successors and assigns, and upon any such assignment, all references to the “Company” shall be deemed to refer to such successor or assignee, and by Executive and Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Notwithstanding the foregoing, any assignment of this Agreement by the Company, shall be subject to Executive’s consent. This Agreement shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

11. Notice. All notices and other communications required or permitted under this Agreement (including the notice required by the definition of Good Reason as set forth in Exhibit A) shall be in writing, shall be given by personal delivery, overnight delivery by an established courier service, or by certified mail, return receipt required, and shall be deemed to have been duly given when delivered, addressed (a) if to Executive, at his address in the records of the Company, and if to the Company, to Frontdoor, Inc., 150 Peabody Place, Memphis, Tennessee 38103, attention General Counsel or (b) to such other address as either party may have furnished to the other in writing in accordance herewith.

12. Entire Agreement; Amendments. Except as otherwise specified herein, this Agreement and the Exhibits constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

13. Modification or Waiver. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and a member of the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right which Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

14. Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principle of conflicts of laws. The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect.

15. Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.

16. Payments by Subsidiaries. Executive acknowledges that one or more payments hereunder may be paid by one or more of the Company’s subsidiaries, and Executive agrees that any such payment made by such subsidiary shall satisfy the obligations of the Company hereunder with respect to (but only to the extent of) such payment.

17.	Section 409A; Section 280G.

(a) To the extent that any reimbursement, fringe benefit, or other similar plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid); (iii) subject to any shorter time periods provided in any expense reimbursement policy of the Company, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses. In addition, with respect to any payments or benefits subject to Section 409A, reference to Executive’s “Date of Termination” (and corollary terms) with the Company shall be construed to refer to Executive’s “separation from service” (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by the Company) with the Company. Whenever a provision under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. Executive’s right to receive any installment payments hereunder shall, for purposes of Section 409A, be treated as a right to receive a series of separate and distinct payments. Any tax gross-up payment provided for under this Agreement shall in no event be paid to Executive later than the December 31 of the calendar year following the calendar year in which such taxes are remitted by Executive.

(b) To the extent that any of the payments and benefits provided for under this Agreement together with any payments or benefits under any other agreement or arrangement between the Company and Executive (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code, the amount of such Payments shall be reduced to the amount that would result in no portion of the Payments being subject to the excise tax imposed pursuant to Section 4999 of the Code if and only if such reduction would provide Executive with an after-tax amount greater than if there was no reduction. Any reduction shall be done in a manner that maximizes the amount to be retained by Executive, provided that to the extent any order is required to be set forth herein, then such reduction shall be applied in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced next (if necessary, to zero), with amounts that are payable or deliverable last reduced first; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G- 1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); (iv) payments due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) of this Section 7(b) will be next reduced pro rata.

18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.

FRONTDOOR, INC.

By:

/s/ Jeffrey A. Fiarman

Name: Jeffrey A. Fiarman

Title:SVP, General Counsel and Secretary

EXECUTIVE

By: /s/ William C. Cobb

Name: William C. Cobb

Signature Page to Employment Agreement

Exhibit A

As used in this Agreement, the following terms shall have the respective meanings set forth below:

(a)	“Cause” means:

(1) a material breach by Executive of his duties and responsibilities (other than as a result of incapacity due to physical or mental illness) which is (x) demonstrably willful and deliberate on Executive’s part, (y) committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and (z) not remedied within thirty (30) days after receipt of written notice from the Company specifying such breach; or

(2) Executive’s indictment for, conviction of or pleading guilty or nolo contendere to a felony or misdemeanor involving any act of fraud, embezzlement, or dishonesty, or any other intentional misconduct by Executive that adversely and significantly affects the business affairs or reputation of the Company or an affiliated company; or

(3) any failure by Executive to reasonably cooperate with any investigation or inquiry into Executive’s business practices, whether internal or external, including, but not limited to Executive’s refusal to be deposed or to provide testimony at any trial or inquiry.

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless he has: (i) had ten (10) days’ written notice setting forth the reasons for the Company’s intention to terminate for Cause; (ii) had an opportunity to be heard before the Board; and (iii) received a notice of termination from the Board stating that in the opinion of a majority of the full Board (excluding Executive) that Executive is responsible for conduct of a type set forth above and specifying in reasonable detail the particulars thereof.

(b) “Change in Control” shall have the meaning set forth in the Stock Incentive Plan; provided that in the event such definition shall be modified or revised in the Stock Incentive Plan, then the definition of Change in Control for purposes of this Agreement shall be so modified or revised.

(c) “Disability” for purposes of this Agreement, shall be defined as the inability of Executive to have performed Executive’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any 365- day period.

(d) “Good Reason” means, without Executive’s written consent, the occurrence of any of the following events:

(1) any of (i) the reduction in any material respect in Executive’s position(s), authorities or responsibilities as a chief executive officer of a publicly traded company, or (ii) Executive no longer reporting directly to the board of directors of a publicly- traded company;

(2) a material reduction in Executive’s Base Salary or Target Bonus, each as in effect on the Effective Date or as the same may be increased from time to time thereafter; except for any reduction by not more than ten (10) percent from Executive’s highest Base Salary or Target Bonus, to the extent a ten (10) percent reduction is applied equally to all named executive officers of the Company;

(3) a material change in the location of Executive’s location of work that will be at least more than fifty (50) miles from the Company’s corporate offices as of the Effective Date; or

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(4) any action or inaction by the Company that constitutes a material breach of the terms of this Agreement.

If Executive determines that Good Reason exists, Executive must notify the Company in writing, within ninety (90) days following the initial existence of such grounds that Executive determines constitutes Good Reason, or such event shall not constitute Good Reason under the terms of Executive’s employment. If the Company remedies such event within thirty (30) days following receipt of such notice, Executive may not terminate employment for Good Reason as a result of such event (the “Cure Period”). In the event the Company does not timely remedy such event, Executive must terminate his employment ninety (90) days following the end of the Cure Period.

(e) “Stock Incentive Plan” shall mean that certain Frontdoor, Inc. 2018 Omnibus Incentive Plan (and any successor plan).

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Exhibit B Release Provisions

Release and Waiver of Claims. In consideration of the payments and benefits to which you are entitled under the Employment Agreement, dated as of May 19, 2022, to which you and Frontdoor, Inc. (the “Company”) are parties (the “Employment Agreement”), you hereby waive and release and forever discharge the Company and its parent and former parent entities, subsidiaries, divisions, limited partnerships, affiliated corporations, successors and assigns and their respective past and present directors, managers, officers, stockholders, partners, agents, employees, insurers, attorneys, and servants each in his, her or its capacity as such, and each of them, separately and collectively (collectively, “Releasees”), from any and all existing claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, whether or not mature or ripe, that you ever had and now have against any Releasee including, but not limited to, claims and causes of action arising out of or in any way related to your employment with or separation from the Company, to any services performed for the Company, to any status, term or condition in such employment, or to any physical or mental harm or distress from such employment or non-employment or claim to any hire, rehire or future employment of any kind by the Company, all to the extent allowed by applicable law. This release of claims includes, but is not limited to, claims based on express or implied contract, compensation plans, covenants of good faith and fair dealing, wrongful discharge, claims for discrimination, harassment and retaliation, violation of public policy, tort or common law, whistleblower or retaliation claims; and claims for additional compensation or damages or attorneys’ fees or claims under federal, state, and local laws, regulations and ordinances, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act (“WARN”), or equivalent state WARN act, the Employee Retirement Income Security Act, and the Sarbanes-Oxley Act of 2002. You understand that this release of claims includes a release of all known and unknown claims through the date on which this release of claims becomes irrevocable (the “Effective Date”).

However, nothing in this Agreement prevents you from making any reports to or receiving any awards from the SEC or OSHA based upon the your reporting of violations of laws or regulations containing whistleblower provisions.

Limitation of Release: Notwithstanding the foregoing, this release of claims will not prohibit you from filing a charge of discrimination with the National Labor Relations Board, the Equal Employment Opportunity Commission or an equivalent state civil rights agency, but you agree and understand that you are waiving your right to monetary compensation thereby if any such agency elects to pursue a claim on your behalf. Further, nothing in this release of claims shall be construed to waive any right that is not subject to waiver by private agreement under federal, state or local employment or other laws, such as claims for workers’ compensation or unemployment benefits or any claims that may arise after the Effective Date. In addition, nothing in this release of claims will be construed to affect any of the following claims, all rights in respect of which are reserved:

(a)	Any payment or benefit set forth in this Employment Agreement;

(b) Reimbursement of unreimbursed business expenses properly incurred prior to the termination date in accordance with Company policy;

(c) Claims under the Equity Awards Agreements (as defined in the Employment Agreement) in respect of vested Equity Awards (as defined in the Employment Agreement) then held by you and claims in respect of Common Stock solely in your capacity as a holder of Common Stock;

(d) Vested benefits under the general Company employee benefit plans (other than severance pay or termination benefits, all rights to which are hereby waived and released);

(e) Any claim for unemployment compensation or workers’ compensation administered by a state government to which you are presently or may become entitled;

(f)	Any claim that the Company has breached this release of claims; and

(g) Indemnification as a current or former director or officer of the Company or any of its subsidiaries (including as a fiduciary of any employee benefit plan), or inclusion as a beneficiary of any insurance policy related to your service in such capacity.

Without limiting the foregoing, nothing in the release herein shall prohibit or impede you from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law. You understand and acknowledge that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Except as otherwise provided in this paragraph or under applicable law, under no circumstance are you authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product, or the Company’s trade secrets, without the prior written consent of the Company’s General Counsel or other officer designated by the Company. You do not need the prior authorization of (or to give notice to) the Company or any of its affiliates regarding any communication, disclosure, or activity permitted by this paragraph.

Covenants Not to Sue. To the extent that any claims covered by the scope of the release herein is not subject to waiver by applicable law (including, without limitation, any claims arising under or related to FMLA, FLSA, and any other local, state or federal statute governing employment and/or the payment of wages and benefits), you hereby covenant and agree not to sue or otherwise seek any remedy or other form of relief against any of the Releasees relating to such claims.

Representations. You represent that you have been provided all benefits due under the Family and Medical Leave Act and that you have received all wages due, including overtime pay, premium pay, vacation pay, bonus pay, commissions, or other compensation, and that you have received all appropriate meals and rest breaks to which you were entitled, in compliance with the Fair Labor Standards Act and applicable state and local law, that you have no known workplace injuries or occupational diseases, and that you have not made any report of or opposed any fraud or other wrong doing at the Company and that you have not been retaliated against for reporting or opposing any alleged fraud or other wrongdoing at the Company.

Return of Company Property. Not later than the Effective Date, you agree to return, or hereby represent that you have returned as of such date (if you have not signed this Agreement by such date), to the Company all Company property, equipment and materials, including, but not limited to, any company vehicle, any laptop computer and peripherals; any cell phone or other portable computing device; any telephone calling cards; keys; Company identification card; any credit or fuel cards; and all tangible written or graphic materials (and all copies) relating in any way to the Company or its business, including, without limitations, documents, manuals, customer lists and reports, as well as all data contained on computer files, “thumb” drives, “cloud” services, or other data storage device, or home or personal computers and/or e-mail or internet accounts. Provided, however, Executive may retain his address book to the extent it only contains contact information and the Company shall cooperate with Executive on the transfer of his cell phone number to Executive.

Exhibit C Indemnification Agreement

Indemnification Agreement, dated as of May 19, 2022, between Frontdoor, Inc., a Delaware corporation (the “Company”), and William C. Cobb (“Indemnitee”).

WHEREAS, qualified persons are reluctant to serve corporations as directors unless they are provided with appropriate indemnification and insurance against claims arising out of their service to and activities on behalf of the corporations; and

WHEREAS, the Company has determined that attracting and retaining such persons is in the best interests of the Company’s stockholders and that it is reasonable, prudent and necessary for the Company to indemnify such persons to the fullest extent permitted by applicable law and to provide reasonable assurance regarding insurance;

NOW, THEREFORE, the Company and Indemnitee hereby agree as follows:

1.	Defined Terms; Construction.

(a) Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such first person. For these purposes, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person by reason of ownership of voting securities, by contract or otherwise.

“Change in Control” means, and shall be deemed to have occurred if, on or after the date of this Agreement, (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries acting in such capacity, or (B) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding Voting Securities, (ii) during any period of two consecutive years commencing from and after the date hereof, individuals who at the beginning of such period constitute the board of directors of the Company and any new director whose election by the board of directors of the Company or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof,

(iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation other than a merger or consolidation that would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 50% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of related transactions) all or substantially all of its assets, or (v) the Company shall file or have filed against it, and such filing shall not be dismissed, any bankruptcy, insolvency or dissolution proceedings, or a trustee, administrator or creditors committee shall be appointed to manage or supervise the affairs of the Company.

“Corporate Status” means the status of a person who is or was a director (or a member of any committee of a board of directors), officer, employee or agent (including without limitation a manager of a limited liability company) of the Company or any of its Subsidiaries, or of any predecessor thereof, or is or was serving at the request of the Company as a director (or a member of any committee of a board of directors), officer, employee or agent (including without limitation a manager of a limited liability company) of another entity, or of any predecessor thereof, including service with respect to an employee benefit plan.

“Determination” means a determination that either (x) there is a reasonable basis for the conclusion that indemnification of Indemnitee is proper in the circumstances because Indemnitee met a particular standard of conduct (a “Favorable Determination”) or (y) there is no reasonable basis for the conclusion that indemnification of Indemnitee is proper in the circumstances because Indemnitee met a particular standard of conduct (an “Adverse Determination”). An Adverse Determination shall include the decision that a Determination was required in connection with indemnification and the decision as to the applicable standard of conduct.

“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time.

“Expenses” means all attorneys’ fees and expenses, retainers, court, arbitration and mediation costs, transcript costs, fees and expenses of experts, witnesses and public relations consultants, bonds, costs of collecting and producing documents, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, appealing or otherwise participating in a Proceeding.

“Independent Legal Counsel” means an attorney or firm of attorneys competent to render an opinion under the applicable law, selected in accordance with the provisions of Section 6(e), who has not performed any services (other than services similar to those contemplated to be performed by Independent Legal Counsel under this Agreement) for the Company or any of its Subsidiaries or for Indemnitee within the last three years.

“Proceeding” means a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including without limitation a claim, demand, discovery request, formal or informal investigation, inquiry, administrative hearing, arbitration or other form of alternative dispute resolution, including an appeal from any of the foregoing.

“Subsidiary” means any corporation, limited liability company, partnership or other entity, a majority of whose outstanding voting securities is owned, directly or indirectly, by the Company.

“Voting Securities” means any securities of the Company that vote generally in the election of directors.

(b)	Construction. For purposes of this Agreement,

(1) References to the Company and any of its Subsidiaries shall include any corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise that before or after the date of this Agreement is party to a merger or consolidation with the Company or any such Subsidiary or that is a successor to the Company as contemplated by Section 9(e) (whether or not such successor has executed and delivered the written agreement contemplated by Section 9(e)).

(2) References to “fines” shall include any excise taxes assessed on Indemnitee with respect to an employee benefit plan.

(3) References to a “witness” in connection with a Proceeding shall include any interviewee or person called upon to produce documents in connection with such Proceeding.

2.	Agreement to Serve.

Indemnitee agrees to serve as a director of the Company or one or more of its Subsidiaries and in such other capacities as Indemnitee may serve at the request of the Company from time to time, and by its execution of this Agreement the Company confirms its request that Indemnitee serve as a director and in such other capacities. Indemnitee shall be entitled to resign or otherwise terminate such service with immediate effect at any time, and neither such resignation or termination nor the length of such service shall affect Indemnitee’s rights under this Agreement. This Agreement shall not constitute an employment agreement, supersede any employment agreement to which Indemnitee is a party or create any right of Indemnitee to continued employment or appointment.

3.	Indemnification.

(a) General Indemnification. The Company shall indemnify Indemnitee, to the fullest extent permitted by applicable law in effect on the date hereof or as amended to increase the scope of permitted indemnification, against Expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, taxes, assessments and other charges in connection therewith) incurred by Indemnitee or on Indemnitee’s behalf in connection with any Proceeding in any way connected with, resulting from or relating to Indemnitee’s Corporate Status.

(b) Additional Indemnification Regarding  Expenses. Without limiting the foregoing, in the event any Proceeding is initiated by Indemnitee, the Company, any of its Subsidiaries or any other person to enforce or interpret this Agreement or any rights of Indemnitee to indemnification or advancement of Expenses (or related obligations of Indemnitee) under the Company’s or any such Subsidiary’s certificate of incorporation, bylaws or other organizational agreement or instrument, any other agreement to which Indemnitee and the Company or any of its Subsidiaries are party, any vote of stockholders or directors of the Company or any of its Subsidiaries, the DGCL, any other applicable law or any liability insurance policy, the Company shall indemnify Indemnitee against Expenses incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding in proportion to the success achieved by Indemnitee in such Proceeding, as determined by the court presiding over such Proceeding.

(c) Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for a portion of any Expenses, losses, liabilities,

judgments, fines, penalties and amounts paid in settlement incurred by Indemnitee, but not for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for such portion.

(d) Nonexclusivity. The indemnification and advancement rights provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may now or in the future be entitled under the certificate of incorporation, bylaws or other organizational agreement or instrument of the Company or any of its Subsidiaries, any other agreement, any vote of stockholders or directors, the DGCL, any other applicable law or any liability insurance policy; provided that to the extent that Indemnitee is entitled to be indemnified by the Company under this Agreement and by any stockholder of the Company or any Affiliate of any such stockholder (other than the Company) under any other agreement or instrument, or by any insurer under a policy maintained by any such stockholder or affiliate, (i) the obligations of the Company hereunder shall be primary, and the obligations of such stockholder, affiliate or insurer secondary, and (ii) Indemnitee shall proceed first against the Company and any insurer under any policy maintained by the Company, second, if indemnification is not provided by the Company or any such insurer on a timely basis, against any insurer under a policy maintained by any such stockholder or affiliate, and third, if indemnification is not provided by the Company or any such insurer on a timely basis, against any such stockholder or affiliate. Any such stockholder or Affiliate shall be entitled to enforce the Company’s obligation to provide indemnification in accordance with the priorities set forth in this Section 3(d) directly against the Company, and each such stockholder or Affiliate shall constitute an express intended third party beneficiary under this Agreement for such purpose. In the event that any such stockholder or Affiliate makes indemnification payments or advances to Indemnitee in respect of any Expenses, losses, liabilities, judgments, fines, penalties or amounts paid in settlement for which the Company would also be obligated pursuant to this Agreement, the Company shall reimburse such stockholder or Affiliate in full on demand.

(e) Exceptions. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated under the Agreement to indemnify Indemnitee:

(1) For Expenses incurred in connection with Proceedings initiated or brought voluntarily by the Indemnitee and not by way of defense, counterclaim or crossclaim, except (x) as contemplated by Section 3(b), (y) in specific cases if the board of directors of the Company has approved the initiation or bringing of such Proceeding, and (z) as may be required by law.

(2) For an accounting of profits arising from the purchase and sale by the Indemnitee of securities within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute.

(f) Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute such documents and do such acts as the Company may reasonably request to secure such rights and to enable the Company effectively to bring suit to enforce such rights; provided that the Company shall not be entitled to contribution or indemnification from or subrogation against any stockholder of the Company, any affiliate of any such stockholder or any insurer under a policy maintained by any such stockholder or affiliate.

4.	Contribution.

(a) The Company hereby agrees to fully indemnify and hold Indemnitee harmless from any claims of contribution which may be brought by officers, directors or employees of the Company, other than Indemnitee, who may be jointly liable with Indemnitee.

(b) To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement), in connection with any Proceeding, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding: and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

5.	Advancement of Expenses.

The Company shall pay all Expenses incurred by Indemnitee in connection with any Proceeding in any way connected with, resulting from or relating to Indemnitee’s Corporate Status, other than a Proceeding initiated by Indemnitee for which the Company would not be obligated to indemnify Indemnitee pursuant to Section 3(e)(i), in advance of the final disposition of such Proceeding and without regard to whether Indemnitee will ultimately be entitled to be indemnified for such Expenses and without regard to whether an Adverse Determination has been made, except as contemplated by the last sentence of Section 6(f). Indemnitee shall repay such amounts advanced only if and to the extent that it shall ultimately be determined by a court of competent jurisdiction in a final and non-appealable decision that Indemnitee is not entitled to be indemnified by the Company for such Expenses. Such repayment obligation shall be unsecured and shall not bear interest. The Company shall not impose on Indemnitee additional conditions to advancement or require from Indemnitee additional undertakings regarding repayment. The Company agrees that for the purposes of any advancement of Expenses for which Indemnitee has made written demand to the Company in accordance with this Agreement, all Expenses included in such demand that are certified by affidavit of Indemnitee’s counsel as being reasonable shall be presumed conclusively to be reasonable.

6.	Indemnification Procedure.

(a) Notice of Proceeding; Cooperation. Indemnitee shall give the Company notice in writing as soon as practicable of any Proceeding for which indemnification will or could be sought under this Agreement, provided that any failure or delay in giving such notice shall not relieve the Company of its obligations under this Agreement unless and to the extent that the Company is materially prejudiced by such failure.

(b) Settlement. The Company will not, without the prior written consent of Indemnitee, which may be provided or withheld in Indemnitee’s sole discretion, effect any settlement of any Proceeding against Indemnitee or which could have been brought against Indemnitee unless such settlement solely involves the payment of money by persons other than Indemnitee and includes an unconditional release of Indemnitee from all liability on any matters that are the subject of such Proceeding and an acknowledgment that Indemnitee denies all wrongdoing in connection with such matters. The Company shall not be obligated to indemnify Indemnitee against amounts paid in settlement of a Proceeding against Indemnitee if such settlement is effected by Indemnitee without the Company’s prior written consent, which shall not be unreasonably withheld.

(c) Request for Payment; Timing of Payment. To obtain indemnification payments or advances under this Agreement, Indemnitee shall submit to the Company a written request therefor, together with such invoices or other supporting information as may be reasonably requested by the Company and reasonably available to Indemnitee. The Company shall make indemnification payments to Indemnitee no later than 30 days, and advances to Indemnitee no later than 10 days, after receipt of the written request (and such invoices or other supporting information) of Indemnitee.

(d) Determination. The Company intends that Indemnitee shall be indemnified to the fullest extent permitted by law as provided in Section 3 and that no Determination shall be required in connection with such indemnification. In no event shall a Determination be required in connection with advancement of Expenses pursuant to Section 5 or in connection with indemnification for Expenses incurred as a witness or incurred in connection with any Proceeding or portion thereof with respect to which Indemnitee has been successful on the merits or otherwise (including, without limitation, settlement of Proceeding with or without payment of money or other consideration or the termination of any issue or matter in such Proceeding by dismissal, with or without prejudice). Any decision that a Determination is required by law in connection with any other indemnification of Indemnitee, and any such Determination, shall be made within 30 days after receipt of Indemnitee’s written request for indemnification, as follows:

(1) If no Change in Control has occurred, (w) by a majority vote of the directors of the Company who are not parties to such Proceeding, even though less than a quorum, with the advice of Independent Legal Counsel, or (x) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, with the advice of Independent Legal Counsel, or (y) if there are no such directors, or if such directors so direct, by Independent Legal Counsel in a written opinion to the Company and Indemnitee, or (z) by the stockholders of the Company.

(2) If a Change in Control has occurred, by Independent Legal Counsel in a written opinion to the Company and Indemnitee.

(3) The Company shall pay all Expenses incurred by Indemnitee in connection with a Determination.

(e) Independent Legal Counsel. If there has not been a Change in Control, Independent Legal Counsel shall be selected by the board of directors of the Company and approved by Indemnitee (which approval shall not be unreasonably withheld or delayed). If there has been a Change in Control, Independent Legal Counsel shall be selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld or delayed). The Company shall pay the fees and expenses of Independent Legal Counsel and indemnify Independent Legal Counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to its engagement.

(f) Consequences of Determination;   Remedies of Indemnitee. The Company shall be bound by and shall have no right to challenge a Favorable Determination. If an Adverse Determination is made, or if for any other reason the Company does not make timely indemnification payments or advances of Expenses, Indemnitee shall have the right to commence a Proceeding before a court of competent jurisdiction to challenge such Adverse Determination and/or to require the Company to make such payments or advances. Indemnitee shall be entitled to be indemnified for all Expenses incurred in connection with such a Proceeding in accordance with Section 3(b) and to have such Expenses advanced by the Company in accordance with Section 5. If Indemnitee fails to timely challenge an Adverse Determination, or if Indemnitee challenges an Adverse Determination and such Adverse Determination has been upheld by a court of competent jurisdiction in a final and non-appealable decision, then, to the extent and only to the extent required by such Adverse Determination or final decision, the Company shall not be obligated to indemnify or advance Expenses to Indemnitee under this Agreement.

(g) Presumptions; Burden of Proof. In connection with any Determination, or any review of any Determination, by any person, including a court:

(1)	It shall be a presumption that a Determination is not required.

(2) It shall be a presumption that Indemnitee has met the applicable standard of conduct and that indemnification of Indemnitee is proper in the circumstances.

(3) The burden of proof shall be on the Company to overcome the presumptions set forth in the preceding clauses (i) and (ii), and each such presumption shall only be overcome if the Company establishes that there is no reasonable basis to support it.

(4) The termination of any Proceeding by judgment, order, finding, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that indemnification is not proper or that Indemnitee did not meet the applicable standard of conduct or that a court has determined that indemnification is not permitted by this Agreement or otherwise.

(5) Neither the failure of any person or persons to have made a Determination nor an Adverse Determination by any person or persons shall be a defense to Indemnitee’s claim or create a presumption that Indemnitee did not meet the applicable standard of conduct, and any Proceeding commenced by Indemnitee pursuant to Section 6(f) shall be de novo with respect to all determinations of fact and law.

7.	Directors and Officers Liability Insurance.

(a) Maintenance of Insurance. So long as the Company or any of its Subsidiaries maintains liability insurance for any directors, officers, employees or agents of any such person, the Company shall ensure that Indemnitee is covered by such insurance in such a manner as to provide Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s and its Subsidiaries’ then current directors and officers. If at any date (i) such insurance ceases to cover acts and omissions occurring during all or any part of the period of Indemnitee’s Corporate Status or (ii) neither the Company nor any of its Subsidiaries maintains any such insurance, the Company shall ensure that Indemnitee is covered, with respect to acts and omissions prior to such date, for at least six years (or such shorter period as is available on commercially reasonable terms) from such date, by other directors and officers liability insurance, in amounts and on terms (including the portion of the period of Indemnitee’s Corporate Status covered) no less favorable to Indemnitee than the amounts and terms of the liability insurance maintained by the Company on the date hereof.

(b) Notice to Insurers. Upon receipt of notice of a Proceeding pursuant to Section 6(a), the Company shall give or cause to be given prompt notice of such Proceeding to all insurers providing liability insurance in accordance with the procedures set forth in all applicable or potentially applicable policies. The Company shall thereafter take all necessary action to cause such insurers to pay all amounts payable in accordance with the terms of such policies.

8.	Exculpation, etc.

(a) Limitation of Liability. Indemnitee shall not be personally liable to the Company or any of its Subsidiaries or to the stockholders of the Company or any such Subsidiary for monetary damages for breach of fiduciary duty as a director of the Company or any such Subsidiary; provided,  however, that the foregoing shall not eliminate or limit the liability of the Indemnitee (i) for any breach of the Indemnitee’s duty of loyalty to the Company or such Subsidiary or the stockholders thereof; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the DGCL or any similar provision of other applicable corporations law; or (iv) for any transaction from which the Indemnitee derived an improper personal benefit. If the DGCL or such other applicable law shall be amended to permit further elimination or limitation of the personal liability of directors, then the liability of the Indemnitee shall, automatically, without any further action, be eliminated or limited to the fullest extent permitted by the DGCL or such other applicable law as so amended.

(b) Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company or any of its Subsidiaries against Indemnitee or Indemnitee’s estate, spouses, heirs, executors, personal or legal representatives, administrators or assigns after the expiration of two years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two-year period, provided that if any shorter period of limitations is otherwise applicable to any such cause of action, such shorter period shall govern.

9.	Miscellaneous.

(a) Non-Circumvention. The Company shall not seek or agree to any order of any court or other governmental authority that would prohibit or otherwise interfere, and shall not take or fail to take any other action if such action or failure would reasonably be expected to have the effect of prohibiting or otherwise interfering, with the performance of the Company’s indemnification, advancement or other obligations under this Agreement.

(b) Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law;

(ii) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (iii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

(c) Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (ii) on the first business day following the date of dispatch if delivered by a recognized next-day courier service or (iii) on the third business day following the date of mailing if delivered by domestic registered or certified mail, properly addressed, or on the fifth business day following the date of mailing if sent by airmail from a country outside of North America, to Indemnitee at the address shown on the signature page of this Agreement, to the Company at the address shown on the signature page of this Agreement, or in either case as subsequently modified by written notice.

(d) Amendment and Termination. No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing signed by all the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

(e) Successors and Assigns. This Agreement shall be binding upon the Company and its respective successors and assigns, including without limitation any acquiror of all or substantially all of the Company’s assets or business and any survivor of any merger or consolidation to which the Company is party, and shall inure to the benefit of and be enforceable by Indemnitee and Indemnitee’s estate, spouses, heirs, executors, personal or legal representatives, administrators and assigns. The Company shall require and cause any such successor, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement as if it were named as the Company herein. No such assumption and agreement shall relieve the Company of any of its obligations hereunder, and this Agreement shall not otherwise be assignable by the Company.

(f) Choice of Law;   Consent to Jurisdiction. This Agreement shall be governed by and its provisions construed in accordance with the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware, without regard to the conflict of law principles thereof. The Company and Indemnitee each hereby irrevocably consents to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any

(g) Proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be brought only in the state courts of the State of Delaware.

(h) Integration and Entire Agreement. This Agreement sets forth the entire understanding between the parties hereto and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the parties hereto, provided that the provisions hereof shall not supersede the provisions of the Company’s certificate of incorporation, bylaws or other organizational agreement or instrument, any other agreement, any vote of stockholders or directors, the DGCL or other applicable law, to the extent any such provisions shall be more favorable to Indemnitee than the provisions hereof.

(i) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FRONTDOOR, INC.

By: Name:Jeffrey A. Fiarman

Title:SVP, General Counsel and Secretary

AGREED TO AND ACCEPTED: INDEMNITEE:

By: Name: William C. Cobb

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